Exhibit 10(b)

Alcoa 390 Park Avenue New York, New York 10022 USA

Klaus Kleinfeld
July 28, 2009	President and Chief Executive Officer

Mr. Nicholas J. DeRoma

25 Mead Street

New Canaan, CT 06840

Dear Nick:

I am pleased to confirm the offer we discussed for you to join Alcoa as Executive Vice President, Chief Legal and Compliance Officer reporting to the President and Chief Executive Officer. In this capacity, you will be elected an Officer of the Company and your office will be located in New York City. Your first day of employment will be on August 3, 2009. The total compensation package offered carries an annual targeted cash value of $990,000, as well as substantial additional long-term compensation opportunities and includes the following components:

•	Annual base salary of $550,000 paid on a monthly basis. Your salary shall not be decreased without your express written consent.

•	For each fiscal year during your employment, you will have an annual opportunity for variable cash compensation of 80% of base salary in effect for such year for a full year if targets are met. This target annual bonus opportunity shall not be decreased without your express written consent. The total opportunity for exceptional performance is 160% of base salary. For 2009, you will be guaranteed a pro rata portion of the target bonus based on the time employed during the fiscal year (i.e., $183,333, assuming your first day of employment is August 3). If your employment is terminated other than for Cause (as such term in defined in Alcoa Inc. Change in Control Severance Plan adopted as of January 11, 2002 and in effect as of the date of this offer letter (“CIC Severance Plan”)) or you resign for Good Reason under the CIC Severance Plan or you die or become permanently disabled after the end of the performance period but before the bonuses have been paid for such year, you shall be entitled to payment of your earned but unpaid bonus.

•	You will be eligible for an annual stock award grant as part of the normal grant cycle starting in February, 2010. Your stock award grant will be based on the guidelines for executives at your level and will be subject to the provisions of the plan at the time of grant. Under the current plan design, the value of the 2009 guideline for executives at your level was $391,500, i.e., 47,000 awards based on a stock price of $8.33.

•	You will also be eligible to participate in the Performance Share Plan as part of the normal grant cycle starting in February, 2010. Your performance share grant will be based on the guidelines for executives at your level and will be subject to the provisions of the plan at the time of grant. The 2009 guideline for executives at your level was $391,500, i.e., 47,000 awards based on a stock price of $8.33.

Under the current plan design, you will have the ability to earn 0 to 150% of the grant amount, with Compensation and Benefit Committee discretion up to 200% in total. The performance metric for the 2009 award was one-year Adjusted Free Cash Flow. The actual performance shares earned will vest upon the third anniversary from the date of grant.

•

In accordance with Section 15(i) of the 2009 Alcoa Stock Incentive Plan, the Compensation and Benefits Committee has discretion to award dividends or dividend equivalents on Restricted Share or Restricted Share Unit Awards, provided that if Restricted Share Units have a performance condition then dividend equivalents can be accrued but may not be paid until the Restricted Share Units have been earned.

•

In the event that the vesting treatment of your equity awards at retirement (currently a minimum 3 years service and 65 years old for ERIC participants) is made less favorable to you than as of your first day of employment, Alcoa commits to work out an alternative solution that will provide equivalent value to the equity award(s) that would otherwise have been awarded or vested.

•

You will be paid cash sign-on bonuses totaling $125,000 as follows: $62,500 will be paid on your first day of employment and $62,500 will be paid on your first anniversary of employment. Both payments will be subject to all required tax withholdings. Should you voluntarily resign (other than for Good Reason pursuant to the CIC Severance Plan or upon death or disability) within one-year of receipt of each payment you agree to reimburse Alcoa pro-rata on an after-tax basis for the time after your date of termination not worked within each one-year period. For purposes of this repayment obligation, Alcoa agrees that the after-tax value to you of this payment is $65,625.

•

You will be eligible for Alcoa benefit, perquisite and other compensatory awards and accommodations pursuant to Alcoa’s plans, programs, policies and other agreements, including medical, life insurance, and disability (details will be provided separately), on a basis no less favorable to you than provided any other senior executive of Alcoa (excluding the President and CEO).

•	You will be eligible to receive Alcoa contributions for your future from these programs:

•	Employer Retirement Income Contribution: Annually, 3% company contributions of your base pay and annual incentive;

•	401(k) savings plan: The company match is currently suspended. When reinstated fully the company matches your savings dollar-for-dollar up to 6% of your base pay.

•

You will be eligible for five weeks of vacation per year. For 2009, your vacation time will be pro rata based on time worked during the fiscal year (i.e., 2 weeks, assuming your first day of employment is August 3).

•

Your position will be covered under Alcoa’s Change in Control (CIC) provisions, including, without limitation, the CIC Severance Plan. In this regard, we confirm that you have been designated a Tier III Employee for purposes of the CIC Severance Plan

•

As of the date of your election as an officer, you will be covered by Alcoa’s By-laws and Charter. The Indemnity Agreement will remain in effect until suits can no longer be brought against you as a matter of law.

•

You will be entitled to the attached executive separation agreement which must be signed and returned to be effective (the “Separation Agreement”). Alcoa agrees to execute such executive separation agreement immediately upon receipt of your signed agreement. The entitlements due to you in this offer letter upon a termination other than for Cause, a resignation by you for “Good Reason” pursuant to the CIC Severance Plan or upon death or disability shall be in addition to any payments due to you under the executive separation agreement. In addition, upon any termination of employment, you shall be entitled to any rights, payments or entitlements under any applicable plan, policy, program or arrangement of, or other agreement with, Alcoa (without duplication of any benefit or payment on a benefit-by-benefit or payment-by-payment basis).

•

Alcoa will pay to your legal counsel the reasonable costs associated with the fees and disbursements for legal counsel on your behalf associated with the negotiation of your employment agreement and related documents with Alcoa Inc., provided such amount shall not exceed $25,000.

Alcoa intends to provide the payments, benefits and entitlements in this offer letter to you in a manner which does not impose any additional taxes, interests or penalties on you or such compensation under Section 409A of the Internal Revenue Code of 1986, as amended from time to time and its implementing regulations (“Section 409A”). In addition, notwithstanding anything to the contrary in this offer letter or elsewhere, if you are a “specified employee” as determined pursuant to Section 409A as of the date of your “separation from service” (within the meaning of Final Treasury Regulation 1.409A-1(h)) and if any payment or benefit provided for in this offer letter or otherwise both (x) constitutes a “deferral of compensation” within the meaning of Section 409A and (y) cannot be paid or provided in the manner otherwise provided without subjecting you to “additional tax”, interest or penalties under Section 409A, then any such payment or benefit that is payable during the first six months following your “separation from service” shall be paid or provided to you on the first business day of the seventh calendar month following the month in which your “separation from service” occurs. In addition, any payment or benefit due upon a termination of your employment that represents a “deferral of compensation” within the meaning of Section 409A shall only be paid or provided to you once your termination of employment qualifies as a “separation from service”. Finally, amounts or benefits payable under this offer letter shall be deemed not to be a “deferral of compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Sections 1.409A-1(b)(4) (“short-term deferrals”) and (b)(9) (“separation pay plans,” including the exception under subparagraph (iii)) and other applicable provisions of Treasury Regulation Section 1.409A-1 through A-6.

You must do the following upon your hire date or shortly thereafter:

•

Signing an Employment Agreement when you report to work (see attachment). In the event of a conflict between the Employment Agreement and this offer letter, this offer letter shall control and, in this regard, the Employment Agreement does not supersede this offer letter. In addition, upon termination of employment you shall be permitted to retain your personal papers, rolodexes, information relating to your compensation and materials you reasonably believe are necessary for your tax purposes.

•	In addition, you are subject to the stock ownership guidelines for employees at your level (currently 25,000 shares). You will have five years to achieve the required share ownership level.

This offer is binding on Alcoa as of the date first written above and irrevocable unless you fail to return an executed version of this offer to Alcoa by the close of business on July 30, 2009. In the event of termination of your employment, you shall not be required to mitigate damages by seeking other employment and there shall be no offset or recoupment against any payments, entitlements or benefits due to you hereunder or otherwise on account of any subsequent employment or on account of any claims Alcoa or any affiliate may have against you. This offer letter shall inure to and be binding upon you and Alcoa and your heirs and the successors and assign of both parties. In the event of a conflict between this offer letter and any other plan, policy, program or arrangement of, or agreement with, Alcoa, this offer letter shall control. This offer letter cannot be waived, amended or terminated unless done so in a written agreement specifically referencing the action being taken and signed by the party (or parties) against whom it is being enforced.

We believe that you have the leadership and experience to make a significant contribution to the success of our company. To accept our offer, simply sign and date the bottom of this letter and return it to me. If you have any questions, please feel free to call me or Regina Hitchery.

I look forward to receiving your signed letter and to working with you to achieve our goals. We expect your assignment to be both challenging and rewarding. Welcome to Alcoa!

Sincerely,

/s/ Klaus Kleinfeld
Klaus Kleinfeld
President and Chief Executive Officer
Alcoa Inc.

Attachment

I, Nicholas J. DeRoma, am pleased to accept your offer of employment for the position of Executive Vice President, Chief Legal and Compliance Officer.

Accepted by:	Date:

/s/ Nicholas J. DeRoma	July 30, 2009
Nicholas J. DeRoma